Teavana Holdings, Inc. Announces Second Quarter Fiscal 2011 Financial Results

Atlanta, Georgia - September 2, 2011 - Teavana Holdings, Inc. (NYSE: TEA) today announced financial results for the second quarter and fiscal year-to-date ended July 31, 2011.

Highlights for the second quarter:

  Net sales increased by 36% to $31.3 million from $23.0 million in the second quarter of fiscal 2010.
  The Company opened 18 new stores compared to 10 new stores opened in the second quarter of fiscal 2010. The Company ended the quarter with 179 company-owned stores.
  Comparable store sales, including e-commerce, increased by 8.7%. Comparable store sales, excluding e-commerce, increased by 6.9%.
  Income from operations increased by 41% to $2.3 million from $1.7 million in the second quarter of fiscal 2010.
  Net income increased by 78% to $1.0 million, or $0.03 per diluted share from $0.6 million, or $0.02 per diluted share in the second quarter of fiscal 2010.

Andrew Mack, Chairman and CEO, stated: "We are pleased to report a strong second quarter in both revenue and profitability. We successfully opened 18 new stores in the second quarter and have opened 33 new stores this year towards our goal of 50 new stores in fiscal 2011, while continuing to deliver solid same store sales growth. We are focused on expanding our store base, driving comparable store sales growth, growing our e-commerce business and selectively pursuing international expansion, while ensuring that we meet our profitability objectives and make the required investments to position our company to achieve our longer-term goals."

Mr. Mack continued, "The multi-year franchise agreement with Alshaya that we announced this morning marks an important milestone on the road to international expansion for Teavana.  We believe the combination of our unique "Heaven of Tea" retail experience and our offering of the best tea and tea-related merchandise from around the world makes our concept attractive and distinctive both within the US and internationally.   We are pleased that our seasoned partner, Alshaya, recognizes the strong potential for the Teavana brand and retail experience in the Middle East, and we look forward to building our presence in the region."

Highlights for fiscal year-to-date:

  Net sales increased by 36% to $66.3 million from $48.8 million in the comparable period in fiscal 2010.
  The Company opened 33 new stores compared to 20 new stores opened in the comparable period in fiscal 2010. The Company has opened 51 new stores in the trailing four fiscal quarters.
  Comparable store sales, including e-commerce, increased by 9.0%. Comparable store sales, excluding e-commerce, increased by 6.4%.
  Income from operations increased by 56% to $8.8 million from $5.6 million in the comparable period in fiscal 2010.
  Net income increased by 74% to $4.4 million, or $0.12 per diluted share from $2.5 million, or $0.07 per diluted share in the comparable period in fiscal 2010.

Balance sheet highlights as of July 31, 2011:

The Company's initial public offering ("IPO") transaction closed on August 2, 2011. Proceeds from the IPO are not reflected in our financial statements for the second quarter ended July 31, 2011.

  Cash: $1.6 million
  Total debt (excluding series A redeemable preferred stock redeemed at IPO): $5.4 million
  Total liquidity (cash plus availability on a $40 million revolver facility): $35.2 million

Outlook:

For fiscal 2011, net sales are expected to be in the range of $160 million to $164 million based on opening 50 new stores in fiscal 2011 and an increase in comparable store sales, including e-commerce, in the third and fourth quarters in the mid-single digit range. Net income is expected to be in the range of $16.0 million to $16.8 million, or $0.42 to $0.44 per diluted share based on 38.3 million shares compared to net income of $12.0 million, or $0.32 per diluted share based on 37.7 million shares in fiscal 2010.

Conference Call Information:

A conference call to discuss second quarter fiscal 2011 financial results is scheduled for today, September 2, 2011, at 8:00 AM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (800) 774-6070 approximately 10 minutes prior to the start of the call. A live broadcast of the conference call will be available online at www.teavana.com in the investor relations section of the website.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing (877) 870-5176. The pin number to access the telephone replay is 30514008. The replay will be available until September 9, 2011.

About Teavana:

Teavana is a specialty retailer offering more than 100 varieties of premium loose-leaf teas, authentic artisanal teawares and other tea-related merchandise through 179 company-owned stores in 36 states and on its website. The company offers new tea enthusiasts and tea connoisseurs alike its "Heaven of Tea" retail experience where passionate and knowledgeable "teaologists" engage and educate them about the ritual and enjoyment of tea. The company's mission is to establish Teavana as the most recognized and respected brand in the tea industry by expanding the culture of tea across the world.

Forward-Looking Statements:

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views and estimates regarding our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. You can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. We cannot assure you that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to risks relating to our strategy and expansion plans, the availability of suitable new store locations, risks that consumer spending may decline and that U.S. and global macroeconomic conditions may worsen, risks related to our continued retention of our senior management and other key personnel, risks relating to changes in consumer preferences and economic conditions, risks relating to our distribution center, quality or health concerns about our teas and tea-related merchandise, events that may affect our vendors, increased competition from other tea and beverage retailers, risks relating to trade restrictions, risks associated with leasing substantial amounts of space, and other factors that are set forth in the Company's filings with the Securities and Exchange Commission ("SEC"), including risk factors contained in the final prospectus relating to the IPO included in the Company's Registration Statement on Form S-1 (File No. 333-173775) filed with the SEC and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by us in this news release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Investor Contact:

ICR, Inc.

Farah Soi / Joseph Teklits

203-682-8200

Farah.soi@icrinc.com

Media Contact:

ICR, Inc.

Alecia Pulman

203-682-8224

Teavana Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(dollars in thousands, except per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 31, 2011	August 1, 2010	July 31, 2011	August 1, 2010

Net sales	$ 31,313	$ 22,982	$ 66,253	$ 48,755
Cost of goods sold (exclusive of depreciation shown separately below)	12,186	9,456	24,637	19,477

Gross profit	19,127	13,526	41,616	29,278
Selling, general and administrative expense	15,367	10,809	30,125	21,609
Depreciation and amortization expense	1,428	1,060	2,703	2,033

Income from operations	2,332	1,657	8,788	5,636
Interest expense, net	742	648	1,431	1,271

Income before income taxes	1,590	1,009	7,357	4,365
Provision for income taxes	559	430	3,003	1,859
	-		-
Net income	$ 1,031	$ 579	$ 4,354	$ 2,506

Net income per share:
Basic	$ 0.03	$ 0.02	$ 0.12	$ 0.07
Diluted	$ 0.03	$ 0.02	$ 0.12	$ 0.07

Weighted average shares outstanding:
Basic	36,761,649	36,749,460	36,755,555	36,749,460
Diluted	37,801,538	37,609,796	37,779,231	37,541,890

Teavana Holdings, Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	July 31, 2011	January 30, 2011
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$ 1,623	$ 7,901
Inventory	22,720	16,928
Prepaid assets	9,466	3,441
Other current assets	2,181	1,921

Total current assets	35,990	30,191
Property and equipment, net	38,000	31,028
Goodwill	2,394	2,394
Other non-current assets	693	513

Total assets	$ 77,077	$ 64,126

Liabilities, Redeemable Common Stock and Stockholders' Deficit
Current liabilities
Accounts payable	$ 5,751	$ 3,631
Income taxes payable	-	4,809
Series A Redeemable Preferred Stock, $.0001 par value; 10,683,333 shares authorized, issued and outstanding	14,217	12,992
Other current liabilities	6,865	6,883

Total current liabilities	26,833	28,315

Long-term liabilities
Deferred rent	11,139	7,524
Long-term debt	5,359	1,000
Other long-term liabilities	2,997	945

Total long-term liabilities	19,495	9,469

Total liabilities	46,328	37,784

Commitments and contingencies	-	-
Redeemable common stock*
Class B Redeemable Common Stock, $.00003 par value; 50,000,000 shares authorized, 9,005,217 issued and outstanding	253,947	81,401
Stockholders' deficit
Class A Common Stock, $.00003 par value; 50,000,000 shares authorized, 27,758,129 shares issued and outstanding	1	1
Additional paid-in capital	-	-
Accumulated deficit	(223,199)	(55,060)

Total stockholders' deficit	(223,198)	(55,059)

Total liabilities, redeemable common stock and stockholders' deficit	$ 77,077	$ 64,126

* Because the Class B redeemable common stock was, prior to the completion of the IPO, subject to redemption at the option of the holder from and after December 15, 2011 at a redemption price equal to the aggregate fair value of the shares being redeemed, the Class B redeemable common stock is classified on our condensed consolidated balance sheet as temporary equity, rather than stockholders' equity. For further discussion on the Class B redeemable common stock, see the consolidated financial statements and notes thereto for the fiscal year ended January 30, 2011 and the condensed consolidated financial statements for the thirteen weeks ended May 1, 2011, included in the Company's Prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, with the SEC on July 28, 2011.